Exhibit 99.1

Liberty Media Board Approves Share Repurchase Authorization

Approves up to $300 million of Liberty Capital Repurchases

Evan D. Malone Appointed to Board of Directors

ENGLEWOOD, Colo., August 13, 2008 — Liberty Media Corporation (Nasdaq: LCAPA/B) announced today that its board of directors has authorized the repurchase of up to $300 million of Liberty Capital common stock.  This authorization is an increase to the $300 million share repurchase authorization of Liberty Capital common stock that was announced in March 2008.  The existing Liberty Interactive and Liberty Entertainment repurchase authorizations remain in effect and were not affected by this action.

The specific timing and amount of actual future share repurchases will vary based on market conditions, securities law limitations and other factors. The repurchases will be made using Liberty’s cash resources attributed to Liberty Capital, and the buyback program may be suspended or discontinued at any time without prior notice.

Additionally, the board of directors has increased the size of the board from eight to nine members and elected Evan D. Malone, an engineering consultant, to serve as a Class I director.  Mr. Malone is the son of John C. Malone, the Chairman of the board and a director of Liberty Media.

About Liberty Media Corporation

Liberty Media Corporation owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group, which includes Liberty’s interests in QVC, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, IAC/InterActiveCorp, and Expedia, (2) the Liberty Entertainment group, which includes Liberty’s interests in the DIRECTV Group, Inc., Starz Entertainment, FUN Technologies, Inc., GSN, LLC, WildBlue Communications, Inc., and Liberty Sports Holdings LLC, and (3) the Liberty Capital group, which includes all businesses, assets and liabilities not attributed to the Interactive group or the Entertainment group including our subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., and minority equity investments in Time Warner Inc. and Sprint Nextel Corporation.  For more information, please see http://www.libertymedia.com.

Source:  Liberty Media Corporation

Contact:  Courtnee Ulrich, 720-875-542